                                                               EXECUTION VERSION

                               REDACTED - AS FILED
              [PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT
                    TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Brackets "[ ]" ARE USED TO INDICATE WHERE A PORTION OF THIS EXHIBIT HAS BEEN OMITTED. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. A COMPLETE COPY OF THIS EXHIBIT, CONTAINING ALL OF THE OMITTED PORTIONS, HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TOGETHER WITH THE REQUEST FOR CONFIDENTIAL TREATMENT.


                CONSULTING, LICENSE AND NONCOMPETITION AGREEMENT

         This Consulting, License and Noncompetition Agreement (this "Agreement") is entered into as of February 22, 2006 by and between Mott's LLP, a Delaware limited liability partnership ("Buyer"), and Dr. Robert Portman ("Portman"). PacificHealth Laboratories, Inc., a Delaware corporation ("Seller"), is a party to this Agreement solely to acknowledge this Agreement for the purposes specified in Section 2(c) hereof.

         WHEREAS, concurrently with the execution and delivery hereof, Seller and Buyer are entering into that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), upon the terms and conditions of which Seller shall sell, convey, assign, transfer and deliver the Assets (as defined in the Asset Purchase Agreement) to Buyer and Buyer shall acquire and accept the Assets from Seller; and

         WHEREAS, Portman is the CEO and a significant stockholder of Seller and stands to benefit directly and indirectly from the consummation of the transactions contemplated by the Asset Purchase Agreement; and

         WHEREAS, as an integral part of the transactions contemplated by the Asset Purchase Agreement, Buyer desires to procure from Portman, and Portman is willing to provide to Buyer, certain of Buyer's requirements for consulting services in connection with the business and operations to be conducted by Buyer through the Assets, all upon the terms and conditions set forth in this Agreement; and

         WHEREAS, this Agreement is the "Portman Consulting, License and Noncompetition Agreement" contemplated by the Asset Purchase Agreement and its execution and delivery as of the date hereof is a condition to the obligation of Buyer to consummate the Closing under the Asset Purchase Agreement (the "Closing"); and

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         WHEREAS, capitalized terms used but not defined in this Agreement shall have the respective meanings specified in the Asset Purchase Agreement;

         NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth in this Agreement, the payments and other consideration provided or to be provided by Buyer pursuant to the Asset Purchase Agreement, the grant by Buyer of the license to Seller contained in the License Agreement, Buyer's provision of certain confidential and proprietary information to Portman on and after the date hereof, the mutual benefits to be gained by the performance hereof and thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Term. The term of this Agreement shall commence on the date hereof and, unless earlier terminated in accordance with the provisions of
Section 9 (and subject to the post-termination survival of certain provisions hereof as set forth in Section 9(d)), shall expire upon the later of (i) the second anniversary of the Product Launch Date (as defined in the Asset Purchase Agreement) or (ii) the third anniversary of the Closing Date (as defined in the Asset Purchase Agreement).

         SECTION 2. Services.

         (a) Beginning on the Closing Date (as defined in the Asset Purchase Agreement) and continuing thereafter during the term of this Agreement, Portman shall provide to Buyer (including Buyer's Affiliates) professional consulting services of the type described in this Section 2(a) ("Services"). The Services shall consist of providing support and assistance with respect to the research, development, enhancement, testing, marketing and sale of Developed Products (as defined in the Asset Purchase Agreement) as reasonably requested by Buyer, and are anticipated to include activities such as the following:

                  (i) actively participating either in person or by telephone as an advisor to Buyer's [REDACTED - CONFIDENTIAL TREATMENT
         REQUESTED]*commercial team, which team will address such matters as Buyer shall reasonably determine, and is expected to meet approximately monthly or with such other frequency as is reasonable under the circumstances;

                  (ii) providing additional consultation to Buyer either in person or by telephone;

                  (iii) providing scientific input with regard to the types of clinical studies that should be funded by Buyer; and if Buyer approves such studies and agrees to fund them, if so requested in writing by Buyer, Portman will work with the selected investigator with regard to
         (A) protocol development; (B) analysis of data; and (C) manuscript review;

                  (iv) assisting Buyer to the best of his ability in establishing contacts and liaisoning with well-known athletes, coaches and other Persons who may have relevant influence and assisting Buyer in maintaining and developing those relationships that currently exist or that are developed in the future;

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                  (v) participating in media interviews by telephone, or other media opportunities and speaking engagements, so long as his schedule permits (with Portman being entitled to receive a per diem and expense reimbursement for such participation (other than telephonic interviews) in accordance with Section 4 hereof);

                  (vi) assisting Buyer in developing a media plan directed toward vertical journals;

                  (vii) assisting Buyer in establishing a sports and scientific advisory board and serving as chairman of that board;

                  (viii) providing Buyer scientific input with respect to research and development activities relating to Developed Products (as defined in the Asset Purchase Agreement); and

                   (x) attending any Buyer national sales meetings and addressing the sales force on the Developed Products and related opportunities as appropriate.

         (b) It is expressly acknowledged by Buyer that Portman will not be expected or obligated as part of the Services provided under this Agreement to
(i) develop, invent or conceive new products, processes or inventions, enhance existing products, formulate products, conduct clinical trials or generate clinical data or (ii) author or generate extensive or time-consuming reports relating to the Services.

         (c) All Services provided by Portman hereunder shall be carried out to the best of his ability pursuant to written instructions provided to him by Buyer. Buyer acknowledges that Portman remains employed by Seller, that Portman's primary responsibility during the term of this Agreement will be to act as Chief Executive Officer and Chief Scientific Officer of Seller (or pursuant to another employment or independent contractor arrangement on behalf of Seller), and that the amount of time and energy that Portman will be able to devote to the Services may from time to time be limited by such primary responsibilities. Except for media opportunities for which Portman is entitled to receive a per diem in accordance with Section 4(b), the parties anticipate that Portman will devote approximately 130 hours of his time to performing the Services during any calendar year (though the parties acknowledge that the amount of time and effort could be less or more during any year depending on specific circumstances). The parties further acknowledge that the Services provided by Portman hereunder are in addition to the general cooperation to be provided by Seller pursuant to Section 5.16 of the Asset Purchase Agreement and the other obligations of Seller thereunder. Portman will not be deemed in breach of this Agreement if his schedule renders him unavailable for specific meetings, calls or events, provided that Portman in general continues to make good faith and reasonable efforts to be available at reasonable times as requested by Buyer and to arrange mutually acceptable alternative times for such activities.

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         (d) By acknowledging and accepting this Agreement, Seller hereby consents to, authorizes and approves the execution, delivery and performance by Portman of his obligations under this Agreement and Seller and Portman hereby confirm to one another and to Buyer that such actions will not be deemed to cause a breach of, or an acceleration of rights under, any employment, severance, benefit or similar agreement or arrangement in effect on the date hereof between Seller and Portman. Furthermore, Seller and Portman each acknowledges that (i) Portman's agreements contained herein are an integral part of the transactions and arrangements contemplated by the Asset Purchase Agreement and the value expected to be obtained by Buyer in entering into the Asset Purchase Agreement, (ii) that Seller and Portman are receiving direct and indirect benefits and sufficient consideration from Buyer for Portman's agreements and Seller's acknowledgements contained in this Agreement and (iii) that, absent Portman's entering into this Agreement, Buyer would not have entered into the Asset Purchase Agreement or the License Agreement.

         SECTION 3. Certain Limitations and Agreements.

         (a) Buyer shall at all times have the exclusive right to determine and control the scope and extent of any research, development, testing or marketing efforts being undertaken in connection with this Agreement. It is expressly acknowledged and agreed that nothing contained in this Agreement shall (i) limit or restrict the ability of Buyer to accept, reject or terminate any obligation or undertaking to any customer or prospective customer, (ii) create any obligation on the part of Buyer to enter into any contract or agreement with any customer or prospective customer or (iii) without limiting Seller's rights to operate under the License Agreement, entitle or permit Portman to be a party to or beneficiary of, or to have any rights under, any contract or agreement with any customer.

         (b) In connection with his activities under this Agreement, Portman shall (i) comply at all times with all applicable laws and regulations and (ii) comply with all ethical, professional, security and other policies, standards and procedures of Buyer that are generally applicable to Buyer's employees or contractors and are communicated to Portman in writing reasonably in advance of their applicability to him.

         (c) Nothing in this Agreement shall be construed as allowing or granting to Portman the right, power or authority to (i) market any products or services utilizing the Assets or other assets or business of Buyer (including, but not limited to, the Developed Products) or (ii) create any obligation, express or implied, or make any representation, warranty, covenant or agreement on behalf of Buyer; provided, that the foregoing shall not be construed to diminish the rights of Seller under the License Agreement.

         SECTION 4. Compensation; Reimbursement of Expenses.

         (a) The consideration to Portman hereunder consists primarily of the direct and indirect benefits flowing to Seller and Portman (both as a stockholder and officer of Seller) from Buyer pursuant to the Asset Purchase Agreement and the License Agreement (including without limitation the Closing Payment, the agreement to pay Royalty Payments, and the grant of certain licenses), the provision to Portman of access to certain confidential and proprietary information about Buyer on the date hereof and from time to time during the term of this Agreement, and the mutual covenants and agreements contained in this Agreement. Except as expressly provided in this Agreement, no additional cash compensation is contemplated to be provided to Portman pursuant to this Agreement. Notwithstanding the foregoing, if the Services requested from time to time by Buyer require efforts by Portman on an annual basis substantially in excess of those contemplated in Section 2, then Portman and Buyer may determine to negotiate a reasonable additional consulting fee, to be mutually agreed by the parties.

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         (b) If Portman participates at Buyer's request in media opportunities or speaking engagements (other than telephone interviews) related to the [RTD DEVELOPED PRODUCTS]* and such opportunity or engagement is not of the type that Portman would otherwise be participating in on behalf of Seller in the ordinary course of business, Buyer will pay Portman a per diem of $2000, plus reimbursement of expenses in accordance with Section 4(c).

         (c) Buyer shall reimburse Portman for all reasonable telephone, travel and other out-of-pocket expenses incurred by him in the due and proper performance of the Services under this Agreement in accordance with Buyer's policies and procedures that are from time to time generally applicable to Buyer's employees and contractors, as communicated to Portman in writing reasonably in advance of their applicability to him. Except as otherwise specified in any such policies and procedures, for any expense to be reimbursable hereunder, it must be approved in advance and in writing by Buyer. Within ten days after the end of each calendar month, Portman shall submit to Buyer an invoice reflecting the amounts payable to Portman for expenses incurred during such month. Each such invoice shall be accompanied by such supporting documentation as Buyer may request from time to time.

         SECTION 5. Confidential Information.

         (a) Portman hereby acknowledges that in connection with the performance of the Services hereunder Buyer will on the date hereof and may from time to time thereafter provide or make available to Portman certain confidential and proprietary information, including information relating to the businesses, products, technology, services, customers, prospective customers, methods or tactics of Buyer (any such confidential or proprietary information which is marked or identified, orally or in writing, as "confidential," "privileged" or "proprietary" or which could reasonably be understood to be confidential or proprietary as a result of the nature of the information or the manner or circumstances under which it is provided, being hereinafter referred to as "Confidential Information"). Portman further acknowledges that the Confidential Information includes certain trade secrets and other Assets (as defined in the Asset Purchase Agreement) and agrees that any such trade secrets and other Assets shall remain the property of Buyer at all times during the term of this Agreement and after the expiration or termination hereof. Portman shall not publish, disseminate, distribute, disclose, sell, assign, transfer, copy, commercially exploit, or otherwise make use of any Confidential Information to or for the use or benefit of Portman or any other person, firm, corporation or entity (including, but not limited to, Seller), except as specifically authorized in writing by Buyer or as required for the due and proper performance of his duties and obligations under this Agreement. In addition, Portman shall employ safeguards and precautions to ensure that unauthorized access to the Confidential Information is not afforded to any person, firm, corporation or entity, and such safeguards and precautions shall be at least equivalent to those which Portman uses to protect his own similar information and in any event not less than reasonable under the circumstances. Upon any expiration or termination of this Agreement, or if Buyer so requests at any time, Portman shall promptly return to Buyer all Confidential Information in Portman's possession, without retaining any copies, extracts or other reproductions thereof. Notwithstanding the foregoing, nothing contained in this Section 5 shall prevent the use or disclosure by Portman of any information which (i) is generally available to the public at the time of the use or disclosure thereof (other than through (x) a breach by Portman of any of the terms or provisions hereof or (y) a breach by Seller of any confidentiality obligations owed to Buyer, whether pursuant to or in connection with the Asset Purchase Agreement or the License Agreement (as defined in the Asset Purchase Agreement) or otherwise), (ii) is lawfully obtained by Portman from a source other than Seller, Buyer or their respective affiliates, directors, officers, employees, agents or other representatives (provided, that such source is not bound by a confidentiality agreement with Buyer or Seller and is not otherwise under an obligation of secrecy or confidentiality to Buyer or Seller), or (iii) is required to be disclosed by applicable legal process (provided, that Portman complies fully with the provisions of Section 5(b)).

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         (b) If Portman is requested (whether by oral questions, interrogatory, request for documents, subpoena, civil investigative demand or other legal process) to disclose any part of the Confidential Information, Portman shall (i) give prompt written notice to Buyer of the existence of, and the circumstances attendant to, such request, (ii) consult with Buyer as to the advisability of taking legally available steps to resist or narrow any such request or otherwise to eliminate the need for such disclosure, and (iii) if disclosure is required, cooperate with Buyer in obtaining a protective order or other reliable assurance in form and substance satisfactory to Buyer that confidential treatment will be accorded to such portion of the Confidential Information as is required to be disclosed.

         SECTION 6. Ownership of Work Product.

         (a) Any and all analyses, evaluations, reports, memoranda, letters, inventions, ideas, formulae, processes, methods, programs, manuals, clinical data, clinical studies, test data, marketing data and products, which are developed, originated, conceived, made or suggested by Portman in the performance of any Services hereunder or otherwise directly or primarily related to the Acquired Intellectual Property (collectively, the "Work Product"), including, but not limited to, any of the foregoing that are developed, originated, conceived, made or suggested during the term of this Agreement but are completed or reduced to writing thereafter, shall be and remain the exclusive property of Buyer. Portman does not represent or warrant that any suggestions, ideas or other Work Product provided by him in the course of performing the Services are or will be proprietary, subject to legal protection or non-infringing on the rights of third parties; provided, that Portman will promptly notify Buyer if he becomes aware of the likelihood that any suggestion, idea or other Work Product provided by him hereunder may infringe a third party's rights. Portman agrees to assign and hereby irrevocably assigns to Buyer any rights, title and interests, including any copyright, which Portman may have or hereafter acquire in and to the Work Product or any documents, papers, records and other tangible media embodying such Work Product, whether now in existence or acquired in the future.

         (b) Portman agrees to execute any and all powers of attorney, applications, registrations, assignments, declarations, affidavits, and any other papers in connection therewith, which Buyer deems necessary to perfect the right, title and interest of the Acquired Intellectual Property and Work Product, in Buyer. Portman further agrees to testify in any legal proceedings, sign all lawful papers, execute all divisional, continuation, continuation-in-part, reissue and substitute applications, make lawful oaths and declarations, and generally do everything possible to vest title of the Acquired Intellectual Property and Work Product in Buyer and to aid Buyer to obtain and enforce proper protection for the Acquired Intellectual Property and Work Product in all countries.

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         (c) In the event that Portman develops or acquires Intellectual
Property Rights that are improvements to the Work Product or that are Enhancements (as defined in the Asset Purchase Agreement), Portman agrees to promptly disclose and irrevocably assign, and hereby irrevocably does assign, to Buyer such improvements or Enhancements, at no cost to Buyer. Portman agrees further to execute any and all powers of attorney, applications, assignments, declarations, affidavits, and any other papers in connection therewith, which Buyer deems necessary to perfect the right, title and interest of such developed or acquired Intellectual Property Rights in Buyer.

         (d) Portman agrees to fully comply with his ongoing duty to disclose information material to patentability to the United States Patent & Trademark Office (37 C.F.R. 1.56), with regard to any pending or future filed patent applications of the Acquired Intellectual Property and Work Product.

         (e) Portman shall not acquire and shall not claim any ownership of the Work Product, and shall not initiate any action that could destroy, damage or impair in any way the ownership or rights of Buyer in the Work Product. Portman shall not take any action, or assist any third party in taking any action, to invalidate, challenge, or otherwise oppose the any intellectual property rights of Buyer in or to the Work Product.

SECTION 7. Covenant Not to Compete.

         (a) In furtherance of the transactions contemplated by this Agreement and the Asset Purchase Agreement and in order to secure the interests of the parties hereunder and thereunder, Portman hereby agrees that during the period (the "Non-Competition Period") beginning on the Closing Date (as defined in the Asset Purchase Agreement) and ending [REDACTED - CONFIDENTIAL TREATMENT REQUESTED]*, Portman will not, directly or indirectly (whether acting alone or through any of his Affiliates, as a member of a partnership or a joint venture, as a shareholder, director or officer of a corporation or other entity or in conjunction with any Person or in any other capacity whatsoever and whether by investing in, or holding securities of, any corporation or other entity, advancing or lending any funds to, making available any facilities, equipment or other assets to any Person or assisting or participating in any other transaction or arrangement whatsoever):

                  (i) conduct or engage or participate in any business or activity for the purpose of the research, development, testing, production, manufacture, marketing, sale or distribution of products of the type described in Schedule A hereto (the "Covered Products") in the geographical area specified in Schedule B (the "Territory"); or

                  (ii) solicit or accept business from any Person relating to the development, promotion or provision of Covered Products in the Territory;

provided, that Portman may engage in such activities solely for and on behalf of Buyer as required in order to perform Services in accordance with the terms of this Agreement; and provided, further, that Portman may engage in activities permitted by the License Agreement or required by the Asset Purchase Agreement to the extent performed solely for and on behalf of Seller in accordance with the terms of the License Agreement or the Asset Purchase Agreement.

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         (b) Notwithstanding the provisions of paragraph (a) above, Portman may own less than 5% of a class of securities of any company as a passive investment (so long as Portman does not assist or participate in conduct of the business of such company otherwise than through the ownership of such securities and does not exercise control over such company).

         (c) Portman expressly acknowledges and agrees that (i) this Section 7 contains reasonable limitations as to time, geographical area and scope of activity which were negotiated by the parties on an arm's-length basis, (ii) Portman has heretofore been directly or indirectly engaged in the development, sale or distribution of Covered Products in a substantial portion of the Territory and (iii) in light of the activities heretofore engaged in by Portman, either directly or indirectly through Seller or otherwise, the interests of the parties hereto and the nature of the transactions contemplated by this Agreement and the Asset Purchase Agreement, the Section 7 is reasonable and does not impose a greater restraint on Portman than is necessary to protect the goodwill and other business interests associated with the business to be conducted utilizing the Assets (as defined in the Asset Purchase Agreement).

         (d) It is expressly understood and agreed that if any of the provisions of this Section 7 is held to be unreasonably broad, oppressive or unenforceable by a court or other Governmental Entity (as defined in the Asset Purchase Agreement), such court or other Governmental Entity (i) shall narrow the Non-Competition Period and the Territory, as applicable, or shall otherwise endeavor to reform the scope of such provisions in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and
(ii) to the fullest extent permitted by law, shall enforce such provisions as so reformed.

         SECTION 8. License of Rights to Use Portman's Name; Nondisparagement.

         (a) Portman hereby grants to Buyer and Buyer accepts a non-exclusive, worldwide, royalty-free license for the use of Portman's name or part thereof, nickname, image, likeness, voice, live or recorded performance, photograph, facsimile signature, biographical material, statements and any similar materials (collectively, "Portman's Endorsement") in the packaging, marketing, and sale of Developed Products (as defined in the Asset Purchase Agreement) or as otherwise reasonably related thereto. Portman will have the right to pre-approve all uses of Portman's Endorsement, which approval will not be unreasonably withheld. Any use submitted to Portman for his approval will be deemed to have been approved if the same is not expressly disapproved in writing by Portman within five business days after receipt by Portman. From time to time Buyer may request that Portman provide approval of the use of Portman's Endorsement on an expedited basis and Portman will use reasonable efforts to comply with such expedited requests. Notwithstanding any other provision of this Agreement, the term of the license granted in this Section 8(a) shall commence on the Effective Date and shall continue in full force and effect until [REDACTED - CONFIDENTIAL TREATMENT REQUESTED]*.

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         (b) During the term of the license granted in Section 8(a), except as otherwise required by applicable law, (i) Portman shall not, directly or indirectly, make any statement (orally or in writing) which disparages Buyer or its Affiliates identified on Schedule C (as updated from time to time by written notice to Seller, the "Identified Buyer Affiliates") or any of their products (including any Developed Product (as defined in the Asset Purchase Agreement)), presents Buyer or the Identified Buyer Affiliates or any such product in an unfavorable light or otherwise materially harms the commercial viability of any such product, and (ii) Buyer shall not, and shall use commercially reasonable efforts to cause its employees, officers, directors, agents and Affiliates to not, make any statement (orally or in writing) which disparages Portman or presents Portman in an unfavorable light. Notwithstanding the foregoing, this paragraph (b) shall not prohibit any Person from making a statement that has a potential negative effect if such statement (i) is not made recklessly or with intention to harm the other party or its Affiliates, their products or the Brand Names; (ii) is reasonable and based upon facts published in peer-reviewed scientific studies; and (iii) is necessary in order to respond accurately to a direct question from the media regarding the scientific properties or effects of a product with respect to which the Person making the statement is an expert; provided, that the Person making the statement uses reasonable efforts to avoid making a statement that would be viewed as disparaging the other party, its Affiliates, its products or the Brand Names.

         SECTION 9. Termination.

         (a) If Portman or Buyer materially or repeatedly breaches any of its or his obligations under this Agreement, which breach is not cured within 30 days after written notice thereof is given to the breaching party specifying the nature of the breach, then the non-breaching party may, upon giving written notice of termination to the breaching party, terminate this Agreement as of a future date specified in such notice of termination.

         (b) If the Asset Purchase Agreement is terminated in accordance with its terms prior to the occurrence of the Closing (as defined therein), then this Agreement shall immediately terminate without any further action of any party hereto.

         (c) Upon the repurchase of the Assets by Seller pursuant to the Repurchase Option (as defined in the Asset Purchase Agreement), this Agreement shall immediately terminate without any further action of any party hereto.

         (d) Upon any termination of this Agreement, the parties shall have no further liability or obligation hereunder, except that (i) neither party shall be relieved of any liability or obligation for a breach of this Agreement occurring prior to the date of termination and (ii) the provisions of this
Section 9(d) and of Sections 3 [Certain Limitations and Agreements], 5 [Confidential Information], 6 [Ownership of Work Product], 7 [Covenant Not to Compete], 8 [License of Rights to Use Portman's Name; Nondisparagement], 10 [Indemnification], 11 [Relationship of the Parties], 12 [Notices], 13 [Amendment; Waivers], 14 [Entire Agreement], 15 [Parties in Interest; Assignment], 16 [Governing Law], 17 [Consent to Service], 18 [Severability], 19 [Specific Performance], 20 [Certain Rules of Construction], 21 [Counterparts] and 23 [Resolution of Disputes] hereof shall survive any termination of this Agreement other than an automatic termination pursuant to Section 9(b).

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         SECTION 10. Indemnification.

         (a) Portman hereby agrees to indemnify and hold harmless Buyer and its affiliates, officers, directors, stockholders, employees, agents, successors and assigns from and against any and all claims, demands, actions, causes of action, losses, claims, damages, settlements, costs and expenses (including fees and disbursements of counsel) of any kind or character incurred by, asserted against or imposed upon any of them arising from or relating to (i) Portman's gross negligence or willful misconduct in the performance by Portman of any Services under this Agreement, (ii) any breach by Portman of any of the covenants or agreements made by him in this Agreement, (iii) any practices of Portman in connection with his performance under this Agreement that are determined to be unlawful by any federal or state court or other governmental authority, (iv) the bodily injury or death of any person or damage to property resulting from the negligent or willful acts or omissions of Portman, or (v) taxes and related penalties and costs arising from any claim that Portman is not an independent contractor.

         (b) Buyer hereby agrees to indemnify and hold harmless Portman from and against any and all claims, demands, actions, causes of action, losses, claims, damages, settlements, costs and expenses (including fees and disbursements of counsel) of any kind or character incurred by, asserted against or imposed upon any of them arising from or relating to (i) Buyer's gross negligence or willful misconduct in the performance by Buyer of its obligations under this Agreement,
(ii) any breach by Buyer of any of the covenants or agreements made by it in this Agreement; (iii) any practices of Buyer in connection with Portman's performance under this Agreement that are determined to be unlawful by any federal or state court or other governmental authority; (iv) the bodily injury or death of any person or damage to property resulting from the negligent or willful acts or omissions of Buyer; or (v) Buyer's use of Portman's Endorsement.

         (c) Any person or entity entitled to indemnification under this Section 10 shall promptly notify the party from whom it is seeking indemnification of any matters in respect of which such indemnification may apply and of which the person or entity entitled to indemnification has received written notice; provided, however, that if a person or entity entitled to indemnification fails so to notify the party from whom it is seeking indemnification, such party shall only be relieved of its obligations under this Section 10 if and to the extent that Portman is materially prejudiced thereby.

         SECTION 11. Relationship of the Parties. The parties acknowledge that Portman is an employee of Seller. The relationship of Portman to Buyer in performing any Services hereunder shall be that of an independent contractor. Nothing in this Agreement shall be deemed or construed to create a joint venture, partnership, agency or employee/employer relationship between Portman and Buyer for any purpose. This Agreement shall not be construed to entitle Portman to any of the benefits, privileges or other amenities of employment by Buyer.

         SECTION 12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by United States mail (first class with postage prepaid thereon) or by cable, telex or facsimile transmission to the parties at the following addresses (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 12):

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                 if to Buyer:

                 Mott's LLP
                 c/o Cadbury Schweppes Americas Beverages
                 5301 Legacy Drive
                 Plano, TX  75024
                 Fax: (972) 673-8071
                 Attention:  Vice President--Strategic Planning

                 with a copies (which shall not constitute effective notice) to:

                 Mott's LLP
                 c/o Cadbury Schweppes Americas Beverages
                 900 King Street
                 Rye Brook, NY  10573-1238
                 Fax: (914) 612-6302
                 Attention:  Assistant General Counsel

                 and to:

                 Baker Botts L.L.P.
                 2001 Ross Avenue
                 Suite 700
                 Dallas, Texas  75201
                 Fax: (214) 953-6503
                 Attention:  David G. Monk

                 if to Portman:

                 Dr. Robert Portman
                 c/o PacificHealth Laboratories, Inc.
                 100 Matawan Road, Suite 420
                 Matawan, NJ  07747
                 Fax: (732) 739-4360

                 with a copy (which shall not constitute effective notice) to:

                 Eckert Seamans Cherin & Mellott, LLC
                 1515 Market Street
                 9th Floor
                 Philadelphia, PA  19102
                 Fax: (215) 851-8383
                 Attention:  Gary A. Miller

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All notices, requests, claims, demands and other communications hereunder that are addressed as provided in or pursuant to this Section 12 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by United States mail (first class and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by facsimile transmission, upon transmission thereof and receipt of the appropriate confirmation of successful transmission.

         SECTION 13. Amendment; Waivers. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. No failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

         SECTION 14. Entire Agreement. This Agreement, together with the Asset Purchase Agreement and the other documents executed in connection therewith and specified therein, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

         SECTION 15. Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained herein is intended to confer upon any other person or entity any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement). No party may assign this Agreement without the prior written consent of the other parties; provided, however, that without the consent of any other party, Buyer may assign this Agreement, or its rights and benefits hereunder, to (i) any of its Affiliates (provided that such assignment to Buyer's Affiliate does not make Portman's compliance with this Agreement significantly more difficult for Portman) or (ii) subject to the consent of Portman, which shall not be unreasonably withheld, to any transferee of all or a substantial portion of the Acquired Intellectual Property (as defined in the Asset Purchase Agreement).

         SECTION 16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except that no effect shall be given to any conflicts of law principles which would require the application of the laws of another jurisdiction).

         SECTION 17. Consent to Service. The parties hereto consent to the exclusive jurisdiction of the United States District Court for the Northern District of Texas and any of the courts of Dallas County, State of Texas having subject matter jurisdiction in a dispute arising under this Agreement and hereby waive any objection to personal jurisdiction or venue in any suit, action or proceeding brought in any such court in connection with this Agreement and the each party further agrees that service of process or notice in any such action, suit or proceeding shall be effective if in writing and sent to such party by certified or registered mail (return receipt requested and with postage prepaid thereon) to the location specified as its address for notice in or pursuant to
Section 12.

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REDACTED

         SECTION 18. Severability. In the event any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof, it being understood and agreed that (a) such invalid, illegal or unenforceable provision shall be deemed to be modified to the extent necessary to render it valid, legal and enforceable without altering the intent thereof or (b) if such modification is not possible, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         SECTION 19. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties agree that each of them shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to obtain specific performance of the terms hereof and thereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

         SECTION 20. Certain Rules of Construction. The Section headings contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or otherwise describe the scope or intent of any provisions set forth in this Agreement. In addition, as used in this Agreement, unless the context otherwise requires, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) all references to "Sections" shall be deemed to refer to a Section of this Agreement.

         SECTION 21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 22. Rights Reserved by Portman. Buyer acknowledges that the principal business of Portman is to work with Seller to develop, commercialize and license nutritional products. Buyer acknowledges that Portman is presently, and in the future may continue to be, engaged in developing products and technology (including for appetite suppression, management of type 2 diabetes and postoperative muscle recovery) that do not involve and are not related to Covered Products, do not compete with or support competition with Covered Products, and do not infringe the Acquired Intellectual Property (as defined in the Asset Purchase Agreement). Nothing in this Agreement, the License Agreement or the Asset Purchase Agreement (other than Section 5.10 of the Asset Purchase Agreement, as it obligates Seller to provide Buyer certain rights of first negotiation) shall be construed to limit or affect Portman's right to engage in an asset sale, joint venture, strategic alliance, distribution agreement or any other business relationship with any company (including any company that may presently or in the future sell, distribute or otherwise market Covered Products) so long as such transaction, arrangement or relationship does not involve or relate to, or compete or support competition with, Covered Products or involve the infringement of the Acquired Intellectual Property. Any transaction or relationship involving only products and technology that do not involve or relate to Covered Products, do not compete with or support competition with Covered Products, and do not infringe on the Acquired Intellectual Property will not be deemed a violation of Section 7 of this Agreement.

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REDACTED

         SECTION 23. Resolution of Disputes.

         (a) In the event of any dispute, controversy or claim arising under this Agreement, including any question regarding the validity, interpretation, scope, performance or enforceability of this dispute resolution provision (a "Dispute"), Portman and a representative of Buyer (and, if applicable, Seller) shall first meet informally, as often as reasonable and necessary, and endeavor in good faith to resolve the Dispute without the necessity of any formal proceeding relating thereto.

         (b) Any Dispute that the parties are unable to resolve informally may be submitted to non-binding mediation upon the written request of any party to the Dispute. Each party shall bear its own attorneys' fees, costs and expenses with respect to the mediation, including one-half of the fees and expenses of the mediator.

         (c) Any Dispute that the parties are unable to resolve through the procedures set forth in Section 23(a) or (b) shall be submitted to binding arbitration in accordance with the following procedures:

                  (i) Except as expressly provided herein to the contrary, the arbitration itself and the governing rules and procedures for arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association ("Rules").

                  (ii) The parties agree that any demand for arbitration must be in writing, detailed in its recitation of the facts and legal grounds for relief and in the total amount of damages claimed or remedy sought. The arbitration shall be held before a single, neutral arbitrator in Dallas, Texas, selected in accordance with the Rules.

                  (iii) It is the parties' intent that the discovery proceedings be conducted in a cost-effective manner. The parties' exclusive form of permissive discovery shall be requests for production of documents and disclosures of fact and expert witnesses and other persons with knowledge of facts, damage calculations, and witness statements. The parties may request the right to serve interrogatories and to take oral depositions upon a showing of need.

                  (iv) The parties expect to resolve any Dispute by expedited arbitration and the arbitrator shall issue the award no more than 90 days after selection. In rendering an award, the arbitrator shall issue a reasoned, written decision applying the substantive and procedural laws of the State of Texas, which award shall be final and binding on the parties and not subject to appeal. Each party shall bear its own attorneys' fees, costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator. The arbitrator may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. The arbitrator shall have the authority to consider and decide a motion for summary judgment.

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         (d) This Section 23 is the exclusive remedy for dispute resolution between the parties, however, nothing in this provision shall prevent any party from (i) seeking a temporary restraining order or injunctive relief with respect to an alleged breach of this Agreement by the other party or (ii) instituting litigation or other formal proceedings to the extent necessary (A) to enforce the award of the arbitrator, (B) to avoid the expiration of any applicable limitations period or (C) to preserve a superior position with respect to other creditors. Except as set forth in this paragraph (d), no party shall take any action with respect to any alleged breach of this Agreement or other dispute, controversy or claim under the terms of this Agreement until completion of the procedures set forth in this Section 23.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                     BUYER:

                                     MOTT'S LLP



                                     By:_______________________________________
                                        Name:__________________________________
                                        Title:_________________________________


                                     PORTMAN:




                                     __________________________________________
                                     Dr. Robert Portman


Acknowledged and Agreed as of
the date first above written:

SELLER:

PACIFICHEALTH LABORATORIES, INC.



By:_______________________________________
   Name:__________________________________
   Title:_________________________________

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REDACTED

                                   SCHEDULE A

                                COVERED PRODUCTS


         Sports drinks
         Sports hydration drinks
         Sports energy drinks
         Post-exercise recovery drinks

CONFIDENTIAL - UNREDACTED

                                   SCHEDULE B

                                    TERRITORY


         [REDACTED - CONFIDENTIAL TREATMENT REQUESTED]*

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CONFIDENTIAL - UNREDACTED


                                   SCHEDULE C

                           IDENTIFIED BUYER AFFILIATES

[REDACTED - CONFIDENTIAL TREATMENT REQUESTED]*